Exhibit 10.1

Oncothyreon Inc.	MAIN 206.801.2100
www.oncothyreon.com	FAX 206.801.2101

2601 Fourth Ave., Suite 500 Seattle, WA 98121
July 6, 2009
Ms. Diana F. Hausman
Seattle, WA 98102
Dear Diana,
I am delighted to offer you the position of Vice President, Clinical Development at Oncothyreon Inc. This position reports to Robert Kirkman, President and CEO. Your official start date will be determined upon acceptance. This offer includes the following:
1.	A base salary for a regular, full-time position of $12,083.34 per semi-monthly pay period (equivalent to $290,000 on an annual basis). Salaries are paid twice a month, by direct deposit, on the 15th and the second last banking day of each month.

2.	You are eligible to participate in the Company’s non-qualified Stock Option Plan. The plan is governed by the Company’s “Amended and Restated Share Option Plan” (the “Option Plan”) and the terms of this document will govern. A total of 30,000 optioned shares of the Company will be granted at the first Board of Directors meeting following your employment start date. Stock options are vested over a four year period.

3.	You will be eligible for our performance bonus plan at the 30% target level. The performance bonus plan is governed by the Company’s “Employee Incentive Program” document and the terms of this document will govern. Goals for the plan are established at the beginning of the year, and payment is made following the close of the year.

4.	Medical, dental, vision and life insurance, long term disability, four weeks (20 days) of accrued vacation, 10 paid holidays and paid parking.

5.	You will become eligible for Oncothyreon matching contributions into the Company’s 401(k) plan upon date of hire. Oncothyreon will match your contributions into the plan, up to a maximum of 3% of your monthly gross salary (subject to

Ms. Diana Hausman
July 6, 2009

maximums as deemed by law). Contributions to this plan are made through payroll deductions. This plan is governed by plan documents provided by our carrier for this benefit.

6.	Severance: In the event your employment is terminated for reasons other than “cause” as the term is interpreted according to the laws of the State of Washington:
i)	Lump sum payment of six month’s base salary, less required withholding, and,

ii)	Lump sum payment of six months equivalent of performance review bonus at target, less required withholdings.
“Cause” for the purpose of this agreement shall include but not be limited to (i) willful engaging in illegal conduct or gross misconduct which is injurious to the Company or an affiliated company, (ii) being convicted of, or entering a plea of nolo contendere guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to you at the expense of the Company or an affiliated company, (iv) material breach of any written policies of the Company or an affiliated company, or (v) willful and continual failure substantially to perform your duties with the Company, which failure has continued for a period of at least 30 days after written notice by the Company.
To protect the Company’s proprietary interests, all of Oncothyreon’s employees are required to sign a Confidentiality Agreement as a condition of employment.
The Company reserves the right to conduct reference checks and academic checks on all its potential employees. Your job offer is therefore contingent upon a clearance of such investigations. You also must be able to prove your eligibility to work within the United States.
Please note that acceptance of this offer does not create a contract of continuing employment with Oncothyreon Inc. Employment with the company is on an at-will basis, meaning that the employee or the company may terminate the employment relationship at any time and for any reason not expressly prohibited by law.
If you are in agreement with these terms please sign and return one copy of this letter, the other copy is for your files, to acknowledge your acceptance by Wednesday July 8, 2009. This may be faxed to 206-801-2125.

Ms. Diana Hausman
July 6, 2009

Diana, we all look forward to you joining our team at Oncothyreon and I am confident that you will be able to significantly contribute to the success of our company. Please feel free to contact me at 206-801-2124 if you have any questions.

Sincerely,
/s/ Kathryn Knowles
Kathryn Knowles
Director, Human Resources

/s/ Diana F. Hausman	7/8/2009

Diana F. Hausman	Date